Exhibit 99.1

COMSTOCK HOMEBUILDING COMPANIES ANNOUNCES STRATEGIC

ALLIANCE WITH SUNBRIDGE CAPITAL MANAGEMENT

AGREE TO JOINTLY PURSUE INVESTMENT OPPORTUNITIES IN THE WASHINGTON, DC MARKET

SUNBRIDGE CAPITAL TO PROVIDE UP TO $45 MILLION OF NEW DEBT AND EQUITY FINANCING

Reston, Virginia (July 13, 2011) – Comstock Homebuilding Companies, Inc. (NASDAQ: CHCI) (“Comstock” or the “Company”), a multi-faceted real estate development and services company focused on the Washington, DC market, announced that it has formed a strategic alliance with SunBridge Capital Management, LLC (“SunBridge”), a private investment management firm supported by the Bainum family, a prominent Washington, DC family with investment interests that include Choice Hotels International (NYSE: CHH). The purpose of the strategic alliance is to facilitate Comstock’s and SunBridge’s ongoing pursuit of certain homebuilding and multi-family rental projects in the Washington, DC market. The strategic alliance calls for project funding of up to $25 million from each party to capitalize agreed-upon potential investments. Further demonstrating its commitment to its relationship with Comstock, SunBridge will also provide up to $20 million of senior secured financing thereby strengthening Comstock’s ability to pursue new real estate investment and development opportunities.

“We are delighted to team with SunBridge.This is a significant alliance for Comstock as we continue to uncover and execute against opportunities within the best real estate market in the nation. This new relationship provides additional capital and allows us to pursue our strategic objective of disciplined growth supported by a conservative capital structure as we focus on enhancing shareholder value,” said Christopher Clemente, Chairman and Chief Executive Officer.

“We have been impressed with Comstock’s extensive local knowledge and expertise in the Washington, DC market. This alliance is consistent with our strategy of investing in industries and organizations with demonstrated leadership and experience where our skill sets are complementary,” said Chuck Ledsinger, Chairman and Managing Director of SunBridge.

In support of the relationship and as described above, SunBridge funded a senior secured loan for approximately $13.7 million that closed on July 13, 2011, (the “Initial Loan”) and has agreed to a commitment to provide an additional secured loan to refinance the Company’s Penderbrook project. The proceeds of the Initial Loan were used to refinance existing indebtedness on the Company’s Eclipse project and for general corporate purposes. The Company also agreed to issue SunBridge a warrant to purchase up to one million shares of the Company’s Class A common stock.

Zelman Partners LLC and Focus Capital Group, Inc. served as joint-lead placement agents on the senior secured financing and as financial advisors for the strategic agreement.

About Comstock Homebuilding Companies, Inc.

Comstock is a multi-faceted real estate development and services company. Our substantial experience in building a diverse range of products including multi-family, single-family homes, townhouses, mid-rise condominiums, high-rise condominiums and mixed-use (residential and commercial) developments has positioned Comstock as a prominent real estate developer and homebuilder in the Washington, DC market.

Comstock Homebuilding Companies, Inc. trades on NASDAQ under the symbol CHCI. For more information on the Company or its projects, please visit www.comstockhomebuilding.com.

About SunBridge Capital Management, LLC

SunBridge Capital Management, LLC is a private investment management firm formed with capital and strategic support from the Bainum family and Realty Investment Company, Inc., focused on active public and private equity investments in targeted industries. For more information please visit www.sunbridgecap.com.

About Zelman

Zelman is the leading research, advisory and capital markets firm dedicated exclusively to the housing industry,providing a broad range of corporate advisory services and capital raising solutions to homebuilders, land developers, REITs, building products companies and other residential real estate and related firms. Zelman serves a broad client base including public and private corporations, financial institutions, and local, state and federal government organizations through offices in New York, Boston, and Cleveland. For more information please visit www.zelmanassociates.com.

About Focus Capital

Focus Capital provides M&A, corporate finance advisory and capital raising services with offices in New York and Minneapolis. Focus Capital is composed of seasoned veterans from major investment banks and industry, having trusted relationships based on decades of execution experience with a track record of delivering results and creating value. For more information, please visit www.focuscgi.com

Cautionary Statement Regarding Forward-Looking Statements

This release contains “forward-looking” statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause actual future results to differ materially from those projected or contemplated in the forward-looking statements including incurring substantial indebtedness with respect to projects, the diversion of management’s attention and other negative consequences. Additional information concerning these and other important risks and uncertainties can be found under the heading “Risk Factors” in the Company’s most recent Form 10-K, as filed with the Securities and Exchange Commission and other filings with the Securities and Exchange Commission. Comstock specifically disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise, except as required by law

Contact:

Joe Squeri

Chief Financial Officer

703.230.1229